CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Trustees

Elfun Funds:

We consent to the use of our report dated February 23, 2005, incorporated by reference, to the Elfun Trusts Fund, Elfun International Equity Fund, Elfun Diversified Fund, Elfun Tax-Exempt Income Fund, Elfun Income Fund, Elfun Money Market Fund, each a series of Elfun Funds, and to the references to our firm under the captions “Financial Highlights” in the prospectus and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FINANCIAL STATEMENTS” in the Statement of Additional Information.

KPMG, LLP

Boston, Massachusetts

April 27, 2005